JOINT FILING AGREEMENT

The undersigned hereby agree that statements on Schedules 13G or 13D with respect to the shares of common stock of Palatin Technologies, Inc. and any amendments thereto (collectively, the “Schedule 13G”) signed by each of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended. The undersigned hereby further agree that this Joint Filing Agreement may be included as an exhibit to such statements or amendments. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: As of February 10, 2006
/s/ Pasquale DeAngelis

Pasquale DeAngelis, individually, as a member of ProQuest Associates LLC and ProQuest Associates II LLC, as a member of ProQuest Associates LLC on behalf of ProQuest Investments, L.P. and ProQuest Companion Fund, L.P., and as a member of ProQuest Associates II LLC on behalf of ProQuest Investments II, L.P. and ProQuest Investments II Advisors Fund, L.P.

*
Jay Moorin, individually
*
Alain Schreiber, individually

*By:	/s/ Pasquale DeAngelis
Pasquale DeAngelis, Attorney-in-Fact Power of attorney previously filed as an exhibit to the Schedule 13G